EXHIBIT 99.10

                      INVESTMENT OBJECTIVES AND POLICIES


GENERAL

      THE COMPANY INTENDS TO INVEST IN EXISTING RESIDENTIAL APARTMENT COMMUNITIES IN TEXAS AND THE SOUTHWESTERN REGION OF THE UNITED STATES. Pending such investment, the proceeds of this offering may be invested in U.S. Government securities, certificates of deposit from banks located in the United States having a net worth of at least $50,000,000, bank repurchase agreements covering the securities of the U.S. Government or U.S. governmental agencies issued by banks located in the U.S. having a net worth of at least $50,000,000, bankers' acceptances, prime commercial paper or similar highly liquid investments (such as money market funds selected by the Company) or evidences of indebtedness. In addition, to the extent the proceeds are not invested in real estate as described herein, the Company has the ability to invest in such securities. All proceeds of this offering received by the Company must be invested or committed for investment in properties or allocated to working capital reserves or used for other proper Company purposes within the later of two years after commencement of the offering or one year after termination of the offering; any proceeds not invested or committed for investment or allocated to working capital reserves or used for other proper Company purposes by the end of such time period shall be returned to investors, within 30 days after the expiration of such period, but the Company may elect to return such proceeds earlier if, and to the extent, required by applicable law (including to the extent necessary to avoid characterization as an "investment company").

     The principal investment objectives of the Company are:

     (i)  to preserve and protect the capital of the Company;

     (ii) to provide quarterly distributions to Shareholders, a portion of which may constitute a nontaxable return of capital (rather than current taxable income); and

     (iii)to provide long-term capital appreciation in the value of the Company's investments.

     The Company anticipates that achievement of such objectives will enable it to provide the Shareholders with appreciation in the value of their Shares. There can be no assurance that the Company will achieve such objectives. Attainment of the objectives is contingent in part upon the Company's ability to acquire suitable properties. To the extent such objectives cannot simultaneously be pursued or achieved, the Company plans to pursue the objective of regular quarterly distributions to Shareholders in preference to the objective of long-term capital appreciation in the value of Company investments and in the value of Shares.

     The Company's primary business objectives are to increase distributions per Share and the value of its properties by:

     (i)  increasing occupancy rates and rental income at properties;

     (ii) implementing expense controls; and

     (iii)emphasizing regular maintenance and periodic renovations, including additions to amenities.

     The Company has in the past made, and in the future likely will make, acquisitions of established apartment communities involved in foreclosure proceedings when the Advisor and the Company believe the property may have below market-rate leases, correctable vacancy problems or other cash flow growth potential. In suitable situations, the Company also may make acquisitions of properties from over-leveraged owners of such properties and from governmental regulatory authorities and lending institutions which have taken control of such properties, as well as mortgagees-in-possession and, possibly, through bankruptcy reorganization proceedings.

     In connection with the acquisition of Properties, the Company sets aside an amount determined by it to be necessary to fund repairs and improvements which the Company believes should be made at the Property, to make it competitive in its market and, where appropriate, to permit rental increases.

     The Company will seek to assure that its Properties remain attractive residences for their tenants and are desirable locations for prospective tenants. The maintenance, custodial and groundskeeping staff of the Company performs regular maintenance and upkeep on the properties to preserve and enhance their practical and aesthetic attributes. The physical appearance of, and tenant satisfaction with, each Property are evaluated on a regular basis by the Company's executive officers.

     The Company's management places strong emphasis on the marketing and promotion of its Properties. Marketing plans focus on each Property's specific needs for maximizing occupancy. Marketing programs include television, radio and newspaper advertising, all designed to attract tenants in each market.

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     The Board of Directors may, in its sole discretion,  issue Shares, or other equity or debt securities of the Company, to sellers of properties, as part or all of the purchase price of the property. Shares or such other equity or debt securities of the Company may also be issued, at the election of the Board of Directors, to the Advisor or its Affiliates in lieu of cash payments required under the Advisory Agreement or other contract or obligation. See "Summary of Organizational Documents -- Issuance of Securities."

     The Company will not issue any equity securities senior to the Shares unless the holders of a majority of the outstanding Shares authorize such issuance by an appropriate amendment to the Company's Articles of Incorporation.

     The Company has no present intention of making any loans to other persons or investing in the securities of other issuers for the purpose of exercising control of such issuers. As described below, under "Types of Investments," the Company is subject to certain limitations on its ability to make mortgage loans or invest its assets in the securities of other issuers. Such limitations can only be changed with the consent of the holders of a majority of the outstanding Shares. Within such limitations, however, the Board of Directors, acting without Shareholder approval, may set and change the Company's policy regarding the making of loans and the investment in securities of other issuers.

     Except with respect to the permitted temporary investment of proceeds from the sales of Shares pending investments in properties (see "General," above), the Company has no present intention of investing in the securities of or interests in other persons, or engaging in the purchase and sale (or turnover) of investments other than its real property investments. The Company may engage in certain joint venture investments (see "Joint Venture Investments," below) and may invest up to 20% of its total assets in the equity securities of other issuers, although the Company has no present intention to engage in any such activities. The Company has no plans to invest in the securities of other issuers for the purpose of exercising control.

     Although the Company has no present intention to do so, the Board of Directors might cause the Company to invest a portion of its assets (subject to the limitations set forth in the By-Laws, as described below under "Types of Investments") in common stock or other equity securities of other REITs or limited partnerships holding real estate. Such an investment, if undertaken, would be based on a determination by the Board of Directors that investment in such common stock or equity securities furthered the overall investment objectives and policies of the Company in a way not furthered by the Company's direct investment in real property. For example, although not presently anticipated, the Company could decide to further its diversification objective by acquiring an equity interest in a REIT owning properties in other regions of the United States, rather than seeking to invest directly in real properties located in such other region. Any such decision would be based upon the perceived best interests of the Company and the Shareholders at the time. Furthermore, any such investment would be based upon a determination by the Board of Directors, based upon advice of counsel to the Company, that such investment would not adversely impact the Company's continued qualification as a REIT for Federal income tax purposes. If the Company undertook any such investment, such investment could be made in listed or publicly-traded equity securities or, alternatively, in securities of a private issuer.

     If undertaken at all, the Company would expect to invest only in a Company engaged principally in the ownership and operation of multi-family apartment communities. Subject to that limitation, the Company would not necessarily limit itself to investments in other companies of any specific size or with any specific period of prior operations.


INVESTMENT CRITERIA

     The Advisor is charged with identifying and recommending to the Company suitable investments. The Advisor will make such recommendations based upon such relevant factors as (i) the potential for realizing capital appreciation; (ii) current and projected cash flow and the ability to increase rental income through capable management; (iii) neighborhood location, condition and design of the property; (iv) historical and projected occupancy rates; (v) prospects for liquidity through sale, financing or refinancing; (vi) economic conditions in the community; (vii) geographic location and type of property in light of the Company's diversification objectives; and (viii) the purchase price of the property as it relates to prices of comparable properties in comparable locations.


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     The Company's  management  believes  there is substantial  opportunity  for
growth  from   acquisitions  of   multi-family   properties  in  Texas  and  the
southwestern region of the United States. Management believes that the current real estate environment is conducive to advantageous acquisitions of existing multi-family properties that meet the Company's investment criteria. In many instances, such acquisitions may be made for less than the cost of new construction.

     Generally, the Advisor is not required to, and will not, advise the Company on investments in securities, i.e., the temporary investment of offering proceeds pending investment of such proceeds in real property, as described in "Investment Objectives and Policies -- General." It is expected that the Company will make its own decisions with respect to such temporary securities investments.

     The Advisor will receive a 2% real estate commission upon each purchase by the Company of a property. See "The Advisor and its Affiliates -- The Property Acquisition/Disposition Agreement."

     The acquisition of any property with a contract purchase price not greater than $15,000,000 may be undertaken by the President acting alone (unless it is an acquisition from an Affiliate of the Advisor). Any property acquisition with a contract purchase price exceeding $15,000,000 will require the consent of the Executive Committee of the Board of Directors. Any acquisition from an Affiliate of the Advisor will require the consent of a majority of all Independent Directors and of the entire Board.


TYPES OF INVESTMENTS

     The Company invests in existing residential apartment communities in Texas and the southwestern region of the United States. The Company does not intend to invest in undeveloped land except in connection with the acquisition of an existing apartment community. The Company does not intend to make or invest in any mortgage loans (except that the Company may hold purchase money obligations secured by mortgages on properties sold by it). Except in connection with permitted joint venture investments (see "Joint Venture Investments," below) and except with respect to permitted temporary investments (see "General," above), the Company will not invest more than 20 percent of its total assets in equity securities of or interests in other issuers for a period in excess of 18 months. Within certain limitations, the Board of Directors can change the investment objectives and policies of the Company. See "Changes in Objectives and Policies," below.

     In addition, the Company's Bylaws prohibit it from engaging in certain investment and other activities, including: (i) investing more than 10 percent of the total assets of the Company in unimproved real property or mortgage loans on unimproved real property; (ii) investing in commodities or commodity future contracts or effecting short sales of commodities or securities, except when done solely for hedging purposes; (iii) investing in or making mortgage loans on property unless the Company obtains a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title; (iv) investing in contracts for the sale of real estate unless they are recordable in the chain of title; (v) making or investing in mortgage loans, including construction loans, on any property if the aggregate amount of all mortgage loans outstanding on the property (at the time the Company makes or invests in its mortgage loan), including the loans of the Company, would exceed 85 percent of the appraised value of the property; (vi) investing in junior mortgage loans (provided that this and the foregoing limitations shall not apply to the Company taking back secured debt in connection with the sale of any property); (vii) issuing securities that are redeemable; (viii) issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient properly to service the higher level of debt or unless the cash flow of the Company (for the last fiscal year) excluding extraordinary, nonrecurring items, is sufficient to cover the debt service on all debt securities to be outstanding; (ix) investing more than 20% of its total assets in the equity securities of any non-governmental issuers, including other REITs or limited partnerships, for a period in excess of 18 months; (x) issuing equity securities on a deferred payment basis or other similar arrangement; (xi) incurring any indebtedness, secured or unsecured, if such indebtedness would result in an aggregate amount of indebtedness in excess of 100 percent of Net Assets, before subtracting liabilities (unless the excess borrowing is approved by a majority of the Independent Directors and disclosed to the Shareholders as required by the Bylaws); (xii) allowing aggregate borrowings of the Company to exceed 50 percent of the Adjusted Net Asset Value (before subtracting any liabilities) of the Company



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unless the excess borrowing is similarly  approved by the Independent  Directors and disclosed to the Shareholders; (xiii) engaging in any short sale of or underwriting or distributing, as an agent, securities issued by others, or engaging in trading, as compared with investment activities; and (xiv) acquiring securities in any company engaging in activities or holding investments prohibited by the above prohibitions, the Code or Virginia law.


DIVERSIFICATION

     One of the Company's investment objectives is to own properties in various geographic locations within Texas and the southwestern United States, thereby minimizing the effects of changes in specific industries, local economic conditions or similar risks. The extent of geographic diversification depends upon the number of separate properties which can be purchased. There can be no assurance that the Company will achieve significant diversification. There is no limit on the amount or percentage of net proceeds from the sale of Shares which may be invested in any single property.


JOINT VENTURE INVESTMENTS

     Some of the Company's investments may be made through partnerships or joint ventures. The Company's partner or joint venturer could be an Affiliate of the Advisor. While each such partnership or joint venture agreement may vary in form, depending on negotiations, in no case will the co-venturer have any legal right to take action which would prevent the Company from carrying on its business as described in this Prospectus. Any joint venture investment of the Company would be subject to the same conditions, limitations and restrictions applicable to a Company investment not undertaken as a joint venture, and the use of a joint venture structure would not itself be designed to alter or expand the investment objectives and policies of the Company. Investment through a joint venture could, for example, permit the Company to invest in a property which is too large for the Company to acquire by itself.

     The Company anticipates that any joint venture investment it might undertake would involve only the ownership and operation of apartment communities of the same general type sought to be acquired directly by the Company. The Company could, for example, use a joint venture investment to acquire one or more apartment communities located outside of the regions in which the Company normally operates with a view toward minimizing risks otherwise associated entering new markets. Although the Board of Directors would seek to contract only with a joint venture partner which is competent and financially secure, the Company has not set any other specific criteria which it would follow in connection with the identification of joint venturers.

     Joint venture arrangements may under certain circumstances involve risks not otherwise present in investments directly in properties themselves, including, for example, the risk of impasse and risks associated with the possibility that the co-venturer may at any time experience adverse business developments or have economic or business interests or goals which are inconsistent with the economic or business interests or goals of the Company.

     There is no limitation on the percentage of the proceeds of the offering that can be invested in joint ventures.


BORROWING POLICIES

     To maximize potential cash flow and minimize risk to the Company, the Company intends to purchase its properties either on an "all-cash" or unleveraged basis, or using the limited interim borrowing described under "Business and Properties-Properties Owned by the Company." The Company will endeavor to repay any interim borrowings with proceeds from the sale of Shares and thereafter to hold its properties on an unleveraged basis. However, for the purpose of flexibility in operations, the Company will have the right, subject to the approval of the Board of Directors, to borrow. Subject to this limitation, the investment policies of the Company do not restrict the Company to any one method of financing its operations. Therefore, it may purchase and has purchased investment properties subject to financing or mortgages existing before the date of purchase. See "Ownership of Assets in Subsidiary Partnership -- Subsequent Property Acquisitions."

     One purpose of borrowing could be to permit the Company's acquisition of additional properties through the "leveraging" of Shareholders' equity contributions. Alternatively, the Company might find it necessary to borrow to permit the payment of operating deficits at properties already owned. Furthermore, although not anticipated, properties may be financed or refinanced if the Board of Directors deems it in the best interests of Shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the Shareholders' after-tax cash return on invested capital. See "Sale and Refinancing Policies," below. See "Risk Factors -- Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default."

     Loans obtained by the Company may be evidenced by promissory notes secured by mortgages on the Company's properties. In addition, the Company may grant other forms of security to a lender, including a conditional assignment of leases and rents of the Company's properties. As a general policy, the Company would seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on such loans may include all of the Company's assets. If recourse on any loan incurred by the Company to acquire or refinance any particular property includes all of the Company's assets, the equity of the Company in its other properties could be reduced or eliminated through foreclosure on that loan.

     Subject to the approval of the Board of Directors, the Company may borrow from the Advisor or its Affiliates or establish a line of credit with a bank or other lender. The Advisor and its Affiliates are under no obligation to make any such loans, however. Any loans made by the Advisor or its Affiliates must be approved by a majority of the Independent Directors as being fair, competitive and commercially reasonable and no less favorable to the Company than loans between unaffiliated lenders and borrowers under the same circumstances.

     The Company's Bylaws prohibit the Company from incurring debt (secured or unsecured) if such debt would result in aggregate debt exceeding 100% of "Net Assets" (defined generally to mean assets at cost), before subtracting liabilities, unless the excess borrowing is approved by a majority of the Independent Directors and disclosed to the Shareholders as required by the Bylaws. The Bylaws also prohibit the Company from allowing aggregate borrowings to exceed 50% of the Company's "Adjusted Net Asset Value" (defined generally to mean assets at fair market value), before subtracting liabilities, subject to the same exception. In addition, the Bylaws provide that the aggregate borrowings of the Company must be reasonable in relation to the Net Assets of the Company and must be reviewed quarterly by the Directors. Subject to the foregoing limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property.


MANAGEMENT OF PROPERTIES

     Day-to-day property management services for the Company's residential properties will be provided by the Advisor and its Affiliates, subject to review by the Board of Directors. For such services, the Advisor and its Affiliates will receive a monthly Property Management Fee equal to 5% of the monthly gross revenues of the properties. The Company intends that the Advisor and its Affiliates will also be responsible for the accounting and financial reporting responsibilities for each of the properties the Company acquires. The Advisor and its Affiliates will be reimbursed for expenses, including salaries and related overhead expenses, associated with such accounting and financial reporting responsibilities. The Company believes that the monthly 5% property management fee it pays to the Advisor and its Affiliates is commercially reasonable. However, such fee may represent an expense which is greater than the management expenses of self-administered REITs, which do not use an outside property management company.

     The Company will enter into a property management agreement (the "Property Management Agreement") with the Advisor and its Affiliates with respect to each of the Company's residential properties at the time the Company acquires each such property. The agreement will have an initial term of two years and thereafter will be renewed automatically for successive two-year terms until terminated as provided therein or until the property is sold. A copy of the form of that agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part; reference is made to the agreement itself for a complete statement of its provisions. See "Conflicts of Interest" and "Compensation."


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     Depending  on the  location of the  Company's  real  property  investments,
unaffiliated,   independent   property  management  companies  may  also  render
day-to-day property management services pursuant to contracts with the Company. Such contracts with the Company may provide for unaffiliated property managers to receive either fixed or performance-based incentive fees for property management services, subject to the condition that compensation to such property managers must be fair, competitive and commercially reasonable. It is intended that the management capabilities of the property managers will maximize rental revenues of specific properties through renewing leases at higher market rates,
renovating  and  retenanting   under-performing   properties,  and  constructing
additional rental space on the sites of existing properties, where appropriate.


RESERVES

     A portion of the proceeds of this offering will be reserved to meet working capital needs and contingencies associated with the Company's operations. The Company will initially allocate to its working capital reserve not less than 0.5% of the proceeds of the offering. As long as the Company owns any properties, the Company will retain as working capital reserves an amount equal to at least 0.5% of the proceeds of the offering, subject to review and re-evaluation by the Board of Directors. If such reserves and any other available income of the Company become insufficient to cover the Company's operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating the Company's investment in one or more properties.


SALE AND REFINANCING POLICIES

     The Company is under no obligation to sell its investment properties, and currently anticipates that it will hold its investment properties for an indefinite length of time. However, sale may occur at any time if the Advisor deems it advisable for the Company based upon current economic considerations, and the Board of Directors concurs with such decision. In deciding whether to sell a property, the Advisor will also take into consideration such factors as the amount of appreciation in value, if any, to be realized, federal, state and local tax consequences, the possible risks of continued ownership and the anticipated advantages to be gained for the Shareholders from sale of a property versus continuing to hold such property.

     Currently, the Company expects that within approximately three (3) years from January 1997, it will use its best efforts either (i) to cause the Shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System or (ii) to cause the Company to dispose of substantially all of its properties in a manner which will permit distributions to Shareholders of cash or marketable securities. The taking of either type of action would be conditioned on the Board of Directors determining such action to be prudent and in the best interests of the Shareholders, and would be intended to provide Shareholders with liquidity either by initiating the development of a market for the Shares or by disposing of properties and distributing to Shareholders cash or other securities then being actively traded. However, the Company is under no obligation to take any of the foregoing actions, and any such action, if taken, might be taken after the referenced three-year period.

     At such time as the Company, acting through its Board of Directors, determines that sale of a property is in the best interests of the Company, the Company must first offer such property for sale to Cornerstone. Cornerstone is a Virginia corporation which is a public real estate investment trust. Cornerstone was founded by Glade M. Knight, who currently serves as the Chairman of the Board, President and a Director of that entity. Mr. Knight also serves as
Chairman of the Board, President and a Director of the Company. See "Management-Directors and Officers." Any such sale of a property by the Company to Cornerstone would require the consent of a majority of both the entire Board of Directors of the Company and a majority of the Independent Directors of the Company.

     The Company has also agreed with Cornerstone that if the Company proposes the sale or disposition of the Company or substantially all of its assets, business or stock (whether such transaction is structured as a sale, exchange, merger, consolidation, lease, share exchange or otherwise) (any such transaction, a "Sale of the Company"), it will first offer Cornerstone the right to become the acquiring party in any such proposed transaction before concluding the proposed Sale of the Company to a third party. As in the case of a sale of an individual property by the Company to Cornerstone, any such Sale of the Company to Cornerstone would require the consent of a majority of both the entire Board of Directors of the Company and a majority of the Independent Directors of the Company. Depending upon the form of any such transaction, it might also require the consent of Shareholders owning a majority of the outstanding Shares.

     If the third party offers cash for the property, assets, stock or business of the Company, Cornerstone must offer cash if it wishes to exercise its right of first refusal. If the third party offers property other than cash, Cornerstone will be permitted to offer property of a like character with the same value. The value of the property offered by the third party and Cornerstone will be the market value if the property has a readily ascertainable market value (such as listed stock), and otherwise will be determined in good faith by agreement of the boards of directors of the Company and Cornerstone, or if such boards are unable to agree, by the average of two appraisals undertaken by two qualified independent appraisers, one selected by each board of directors.

     If the Company defaults in its obligation to grant to Cornerstone a first right to acquire a property or to become the acquiring party in a proposed Sale of the Company, the Company will be obligated to pay Cornerstone as liquidated and agreed-upon damages cash in the amount of 3% of the aggregate consideration agreed to be paid for the property, assets, stock or business by any third party in the transaction with respect to which there is a breach. The presence of this liquidated damages provision is intended, in part, to cause the Company to comply with its agreements with Cornerstone rather than breach such agreements in an effort to conclude a transaction with a third party at a higher price. However, the presence of the right of first refusal held by Cornerstone with respect to the various sale or disposition transactions which may be sought or proposed by the Company may materially hamper the Company's ability to obtain the highest possible price for its properties, assets, stock or business from a third party. A third party may be reluctant to engage in negotiations and due diligence with respect to a possible purchase or acquisition transaction knowing that Cornerstone can substitute itself as purchaser or acquiror at the same purchase or acquisition price simply by exercising its right of first refusal. Thus, the presence of the right of first refusal may make it difficult for the Company to sell its assets to anyone other than Cornerstone. The absence of competing prospective purchasers could tend to decrease the price the Company is able to obtain for its assets. Although the requirement for the approval of a majority of the Independent Directors of the Company is intended to overcome any potential conflict of interest which might be involved in any such sale to Cornerstone, there can be no assurance that a sale by the Company to Cornerstone would be on terms as favorable as a sale by the Company to a third party, since there may be no alternative to selling assets to Cornerstone.

     Unless required to maintain REIT status, the Company does not intend to borrow or refinance to make distributions. Although not anticipated, in some cases it might be advantageous for the Company to incur mortgage indebtedness on, or finance or refinance, a property to further the Company's investment objectives. If the original mortgage indebtedness, if any, on a property has been significantly reduced and/or if a particular property has increased substantially in value, then financing (or refinancing of existing indebtedness), if achievable, may permit the Company to realize a portion of the appreciation in value of the property and retain the property. See "Risk Factors -- Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default."

     Under its Property Acquisition/Disposition Agreement with the Company, Cornerstone may receive a 2% real estate commission upon each sale by the Company of a property. Cornerstone will not be entitled to any disposition fee in connection with a sale of a property by the Company to Cornerstone or any Affiliate of Cornerstone but will be reimbursed for its costs in marketing such property. See "Investment Objectives and Policies -- Sale and Refinancing Policies" for a discussion of the possibility that properties will be sold by the Company to Cornerstone Realty Income Trust, Inc.

     It is also possible that Cornerstone or an Affiliate, will render services, and receive compensation, in connection with Company financings and refinancings, although there are no specific agreements for such services as of the date of this Prospectus. See "The Advisor and its Affiliates -- The Property Acquisition/Disposition Agreement."

CHANGES IN OBJECTIVES AND POLICIES

     Subject to the limitations in the Articles of Incorporation, the Bylaws and the Virginia Stock Corporation Act, the powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be controlled by, the Board of Directors. The Board of Directors also has the right and power to establish policies concerning investments and the right, power and obligation to monitor the procedures, investment operations and performance of the Company.

     In general, the Articles of Incorporation and the Bylaws can be amended only with the affirmative vote of a majority of the outstanding Common Shares, except that the Bylaws may be amended by the Directors if necessary to comply with the REIT provisions of the Code or with other applicable laws and regulations. The Bylaws contain certain restrictions on the activities of the Company and prohibit the Company from engaging in certain activities. See "Types of Investments."

     Within the express restrictions and prohibitions of the Bylaws, the Articles of Incorporation and applicable law, however, the Board of Directors has significant discretion to modify the investment objectives and policies of the Company, as stated in this Prospectus. The Company has no present intention to modify any of such investment objectives and policies, and it is anticipated that any such modification would occur only if business and economic factors affecting the Company made the Company's stated investment objectives and policies unworkable or imprudent. By way of illustration only, owing to a significant change in economic conditions, the Board of Directors could elect to acquire apartment communities outside of Texas and the southwestern region of the United States, or to acquire one or more commercial properties in addition to residential properties.

     Thus, while this Prospectus accurately and fully discloses the current investment objectives and policies of the Company, prospective Shareholders must be aware that the Board of Directors, acting consistently with the Company's organizational documents, applicable law and their fiduciary obligations, may elect to modify or expand such objectives and policies from time to time. Any such action by the Board of Directors would be based upon the perceived best interests of the Company and the Shareholders.